Exhibit 10.5

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Third Amendment”) is entered into as of the 29th day of January, 2021 (the “Third Amendment Effective Date”), by and between SBP OFFICE OWNER, L.P., a Delaware limited partnership (“Landlord”), and CHARLES & COLVARD, LTD., a North Carolina corporation (“Tenant”).

BACKGROUND:

A.          Landlord’s predecessor-in-interest, Southport Business Park Limited Partnership, and Tenant entered into that Lease Agreement dated December 9, 2013 (as amended by that First Amendment to Lease dated December 23, 2013, and that Second Amendment to Lease dated April 15, 2014, the “Lease”), for the lease of approximately 36,344 rentable square feet of space (the “Premises”) in the building located at 170 Southport Drive, Morrisville, North Carolina, all as more particularly described in the Lease.

B.          Landlord and Tenant desire to enter into this Third Amendment to, among other things, extend the Term.

C.          The defined terms used in this Third Amendment, as indicated by the initial capitalization thereof, shall have the same meaning ascribed to such terms in the Lease, unless otherwise specifically defined herein.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and of the mutual covenants, agreements and undertakings herein set forth and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.          Lease Term. The Term is hereby extended for a period commencing November 1, 2021 (the “Extension Commencement Date”), and expiring October 31, 2026 (the “Extension Expiration Date”, the period from the Extension Commencement Date through the Extension Expiration Date, hereinafter referred to as the “2021-2026 Extension Period”), unless sooner terminated as provided in the Lease. Tenant shall accept the Premises on the Third Amendment Effective Date in its “as is, where is” condition.  Tenant shall have no right to extend the Term beyond October 31, 2026, except that Tenant shall continue to have the right to extend the Term for one (1) five (5) year period from the Extension Expiration Date pursuant to the terms of Exhibit C of the Lease.

2.             Rent.

(a)          Minimum Rent Prior to 2021-2026 Extension Period. Nothing herein shall alter the Monthly Minimum Rent and other charges payable by Tenant under the Lease for any period preceding the 2021-2026 Extension Period.

(b)          Minimum Rent During 2021-2026 Extension Period. During the 2021-2026 Extension Period, the Minimum Rent payable by Tenant shall be as follows:

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Lease Period	Minimum Rent Per Rentable Square Foot of the Premises Per Annum	Monthly Installment
11/1/21 – 10/31/22*	$23.50	$71,173.67
11/1/22 – 10/31/23	$24.15	$73,130.94
11/1/23 – 10/31/24	$24.81	$75,142.04
11/1/24 – 10/31/25	$25.49	$77,208.45
11/1/25 – 10/31/26	$26.19	$79,331.68
* Subject to the terms of the Abatement Period set forth below.

Notwithstanding contrary provisions that may be contained in this Third Amendment, for the period commencing November 1, 2021, and ending January 31, 2022 (the “Abatement Period”), Landlord will forebear the obligation of Tenant to pay Minimum Rent at the rate of $23.50 per rentable square foot of the Premises per annum (the “Abated Payments”), with the Abated Payments equaling $213,521.00.  The foregoing agreement by Landlord has been made relying on Tenant’s agreement to perform all of its obligations in all material respects under the Lease as and when required.  As a result, in the event that an Event of Default occurs under the Lease and continues beyond any notice and cure period, in addition to Landlord’s other remedies which may be available to Landlord under the Lease or applicable law, Tenant shall reimburse Landlord an amount equal to the Unamortized Amount (as defined below) within ten (10) days following Tenant’s receipt of a written invoice therefor along with a good faith accounting of the charges set forth therein.  The term Unamortized Amount refers to the result obtained by multiplying the Abated Payments by a fraction, the numerator of which is the number of months which remain or would have remained during the Term following the date of the Event of Default, and the denominator of which is fifty-seven (57).

(c)          Additional Rent. Tenant shall continue to pay Additional Rent and other amounts due under the Lease (other than Minimum Rent) as set forth therein.

3.          Third Amendment Allowance. Pursuant to the terms of this Third Amendment, Landlord shall pay to Tenant an allowance of up to $545,160.00 (the “Third Amendment Allowance”) for the purpose of reimbursing Tenant for the direct costs incurred by Tenant after the date hereof in designing, permitting, constructing and completing any desired physical improvements to or in the Demised Premises, Lot and/or Building system upgrades and the payment of any and all contractors, consultants and materialmen in connection therewith (the “Third Amendment Improvements”); provided, however, that if the aggregate actual cost of the Third Amendment Improvements is less than $545,160.00, Landlord shall only reimburse Tenant for the actual cost of such Third Amendment Improvements. Tenant shall not perform any Third Amendment Improvements prior to Landlord’s written approval of the plans and specifications therefor (such approval not to be unreasonably withheld, conditioned or delayed), and in any event all Third Amendment Improvements shall be performed in accordance with the Lease.  Tenant may request Landlord’s approval by sending an email request to smesnard@trinity-partners.com and to tstrutzenberg@trinitycapitaladvisors.com, and/or emails to such other Landlord representatives that Landlord may advise from time to time. Notwithstanding anything to the contrary set forth in this Third Amendment or otherwise in the Lease, Landlord agrees that in the event that Tenant has requested consent (which may be made via email as set forth above) (each a “Third Amendment Alteration Notice”) from Landlord to the construction of any specific Third Amendment Improvements and/or the plans and specifications therefor and Landlord fails to respond to Tenant within five (5) business days after the receipt by Landlord of any Third Amendment Alteration Notice with its approval or disapproval, along with detailed specification of the reasons therefor in the event of any such disapproval, then Landlord shall be deemed to have approved any such Third Amendment Alterations and/or the plans and specifications therefor.

The Third Amendment Allowance shall be provided to Tenant in installment payments (in draws of not less than $100,000.00 per draw) as the Third Amendment Improvements are performed. Landlord may, however, hold back up to ten percent (10%) of the total Third Amendment Allowance until such time as the Third Amendment Improvements have been completed in accordance with any approved plans and specifications therefor in all material respects and Landlord has received all Unconditional Lien Waivers (as defined below).

Provided Tenant is not then in an Event of Default of the Lease beyond any applicable notice and cure period, Landlord shall reimburse Tenant the requested portion of the Third Amendment Allowance, in cash, within thirty (30) days after receipt of Tenant’s request therefor and provided the following events have taken place with respect to each requested draw:

(i)          Approval by Landlord of the then-completed Third Amendment Improvements, said approval not to be unreasonably withheld, delayed or conditioned.  In the event that Tenant has requested any approval (which may be made via email as set forth above) (each a “Third Amendment Approval Notice”) from Landlord of any such completed Third Amendment Improvements for which Tenant is requesting a disbursement of all or any portion of the Third Amendment Allowance and Landlord fails to respond in writing to Tenant within five (5) business days after the receipt by Landlord of any such Third Amendment Approval Notice with its approval or disapproval, along with the specific reasons therefor in the event of any such disapproval, then Landlord shall be deemed to have approved any such Third Amendment Alterations.

(ii)         Receipt by Landlord of a certification by Tenant’s contractor or Tenant officer certifying that the Third Amendment Improvements have been completed in accordance with the plans and specifications approved by Landlord for such Third Amendment Improvements.

(iii)       Subject to the terms of this Section 3(iii), receipt by Landlord of a waiver of lien in recordable form under North Carolina law from Tenant’s general contractor, subcontractors, materialmen and any others providing labor and/or materials in connection with the Third Amendment Improvements for which a disbursement of the Third Amendment Allowance is being requested (it being understood that a waiver of lien may be conditioned upon the applicable contractor’s receipt of the payment that is contemplated by the applicable disbursement request).  Provided, however, Landlord may withhold the final draw until such time as Landlord has received final, unconditional lien waiver(s) from all such contractor(s) (each, an “Unconditional Lien Waiver”).

(iv)        Receipt by Landlord from Tenant of copies of paid invoices or any other reasonable evidence establishing the actual costs paid by Tenant for the construction and/or completion of the applicable portion of Third Amendment Improvements for which Tenant is requesting reimbursement through disbursement of any portion of the Third Amendment Allowance.

If the total actual cost of the Third Amendment Improvements exceeds the Third Amendment Allowance, Tenant shall be solely responsible for such amounts in excess of the Third Amendment Allowance. If Tenant has not requested and earned all or any portion of the Third Amendment Allowance on or before October 31, 2023, Landlord’s obligation to provide any remaining Third Amendment Allowance to Tenant shall be null and void.

For the avoidance of doubt, as of the Third Amendment Effective Date, Tenant is not in an Event of Default.

4.          Notices.  The notice addresses for Landlord and Tenant set forth in the Lease are hereby deleted and replaced with the following:

If to Landlord:
c/o Trinity Partners Management
3020 Carrington Mill Blvd., Suite 425
Morrisville, NC 27560
Attn: Southport Asset Manager

If to Tenant:
Charles & Colvard, Ltd.
170 Southport Drive
Morrisville, NC  27560
Attn:  Senior Counsel

And

Kapp Morrison LLP
7900 Glades Road, Suite 550
Boca Raton, FL 33434
Attn: Stuart Kapp, Esq. and Joseph Cohen, Esq.
Email: skapp@kappmorrison.com; jcohen@kappmorrison.com

5.          Assignment.  Notwithstanding anything to the contrary set forth in this Third Amendment or the Lease, Landlord’s consent shall not be required with respect to the sale of any shares of Tenant on a public stock exchange and any of the provisions of Section 13 of the Lease shall be inapplicable thereto.

6.         Ratification.  All terms and conditions of the Lease, as amended hereby, are hereby ratified and shall remain in full force and effect. Tenant represents that Tenant is not aware of a default by Landlord or Tenant under the terms of the Lease, nor, to Tenant’s actual knowledge, are there any conditions which would, with the passage of time, the giving of notice, or both, constitute a default by Tenant or Landlord under the Lease. Landlord and Tenant represent that (i) the individuals executing this Third Amendment on behalf of Landlord and Tenant, respectively, have full authority and power to execute and deliver this Third Amendment, and (ii) this Third Amendment constitutes a valid and binding obligation on the parties hereto. This Third Amendment contains all of the agreements of the parties hereto with respect to the matters contained herein, and no prior agreement, arrangement or understanding pertaining to any such matters shall be effective for any purpose.  Landlord acknowledges, confirms and agrees that as of the date hereof, to Landlord’s actual knowledge, Tenant is not in default under the Lease, nor do there exist any conditions which would, with the passage of time, the giving of notice, or both, constitute a default by Tenant under the Lease.

7.          Counterparts.  This Third Amendment may be executed in two or more counterparts.  Furthermore, the parties agree that (i) this Third Amendment may be transmitted between them by electronic mail and (ii) electronic signatures shall have the effect of original signatures relative to this Third Amendment.

8.          Brokerage.  Tenant represents and warrants to Landlord that neither Tenant nor any of its representatives, employees or agents have consulted or negotiated with any broker or finder with regard to this Third Amendment except Lee & Associates (“Landlord’s Broker”) and Cushman & Wakefield U.S., Inc. (“Tenant’s Broker”). Landlord shall cause any commission due to Landlord’s Broker to be paid by Landlord pursuant to a separate written agreement between Landlord and Landlord’s Broker (the parties acknowledging that any commission due to Tenant’s Broker shall be paid by Landlord’s Broker pursuant to a separate written agreement between Landlord’s Broker and Tenant’s Broker). Tenant shall indemnify, defend and hold Landlord harmless from any claims for fees or commissions from anyone with whom Tenant has consulted or negotiated with regard to this Third Amendment except Landlord’s Broker and Tenant’s Broker.

9.          Confidentiality.  Except as required by applicable U.S. Securities and Exchange Commission regulations, Tenant shall hold strictly confidential the information contained in this Third Amendment (including, without limitation, the rent table set forth above in Section 2(b)).

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by persons duly empowered to bind the parties to perform their respective obligations hereunder the day and year first above written.

LANDLORD:

SBP OFFICE OWNER, L.P.,
a Delaware limited partnership

By:	SBP Office Owner GP, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ Andres Panza
Name:	Andres Panza
Title:	Authorized Signatory
Date:	1/29/2021

TENANT:

CHARLES & COLVARD, LTD.,
a North Carolina corporation

By:	/s/ Don O’Connell
Name:	Don O’Connell
Title:	President & CEO
Date:	1/29/2021